UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2015

OCLARO, INC.

(Exact name of Registrant as specified in its charter)

000-30684
(Commission file number)
Delaware		20-1303994
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

2560 Junction Avenue, San Jose, California 95134

(Address of principal executive offices, zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On February 12, 2015, Oclaro, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”), with Jefferies LLC (the “Initial Purchaser”), pursuant to which the Company agreed to issue and sell to the Initial Purchaser up to $65,000,000 in aggregate principal amount of the Company’s 6.00% Convertible Senior Notes due 2020 (the “Notes”).

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

On February 19, 2015, the Company closed the private placement of $65.0 million aggregate principal amount of the Notes. The Notes were sold at 100% of par, resulting in net proceeds to the Company, after deducting the Initial Purchaser’s discount and estimated offering expenses, of approximately $61.1 million.

Indenture

The Notes are governed by an Indenture, dated February 19, 2015 (the “Indenture”), entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture contains affirmative and negative covenants that, among other things, limit the ability of the Company to incur, assume or guarantee additional indebtedness; create liens; sell or otherwise dispose of substantially all of its assets; and enter into mergers and consolidations. The Indenture also contains customary events of default. Upon the occurrence of certain events of default, the Trustee or the holders of the Notes may declare all outstanding Notes to be due and payable immediately.

The Notes will mature on February 15, 2020. Interest on the Notes is payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2015.

Prior to February 15, 2018, in the event that the last reported sale price of the Company’s common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending within five trading days immediately prior to the date the Company receives a notice of conversion exceeds the conversion price in effect on each such trading day, the Company will, in addition to delivering shares upon conversion by the holder of Notes, together with cash in lieu of fractional shares, make an interest make-whole payment in cash equal to the sum of the remaining scheduled payments of interest on the Notes to be converted through February 15, 2018.

Any holder that converts its Notes in connection with a make-whole fundamental change, as defined in the Indenture, will not receive the interest make-whole payment but will instead receive the additional shares set forth in the Indenture.

Prior to February 15, 2018, the Company may not redeem the Notes. On or after February 15, 2018, the Company may redeem for cash all of the Notes if the last reported sale price per share of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period ending within five trading days prior to the date on which the Company provides notice of redemption. The redemption price will equal (i) 100% of the principal amount of the Notes being redeemed, plus (ii) accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date plus (iii) the sum of the present values of each of the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such Notes remained outstanding from the redemption date to the maturity date (excluding interest accrued to, but excluding, the redemption date that is otherwise paid pursuant to the immediately preceding clause (ii)).

Upon the occurrence of a fundamental change, subject to certain conditions, each holder of the Notes will have the option to require that the Company purchase all or a portion of such holder’s Notes in cash at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including additional interest, if any, to, but excluding, the fundamental change purchase date.

Registration Rights Agreement

On February 19, 2015, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Initial Purchaser to provide the holders of the Notes with registration rights with respect to shares of common stock that have been issued upon conversion of the Notes and are then outstanding, but only if Rule 144 under the Securities Act is unavailable to holders of the Notes who are not affiliates of the Company on and following the date that is six months after the original issuance date of the Notes.

Silicon Valley Bank Consent

On February 19, 2015, the Company and Oclaro Technology Limited entered into the Consent and First Loan Modification Agreement (the “Amendment”) with Silicon Valley Bank (“SVB”). The Amendment modifies the Loan and Security Agreement, dated as of March 28, 2014, by and among the Company, Oclaro Technology Limited and SVB to allow the cash payments provided for in the Indenture and the Notes and include the Notes as permitted indebtedness.

Relationships

The Initial Purchaser and its affiliates have provided, and may, from time to time in the future, provide certain commercial banking, financial advisory, investment banking and other services for the Company and its affiliates in the ordinary course of its business, for which they have received and may continue to receive customary fees and commissions.

The above descriptions of the Purchase Agreement, Registration Rights Agreement, the Indenture and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, Registration Rights Agreement, Indenture and Amendment, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 28, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

On February 19, 2015, the Company completed the sale of $65.0 million of the Notes. The Initial Purchaser of the Notes received an aggregate discount of $3,412,500. The offer and sale of the Notes to the Initial Purchaser was not registered under the Securities Act of 1933 in reliance upon the exemption from registration under Section 4(2) of the Securities Act as such transaction did not involve a public offering of securities.

The Notes may be converted prior to maturity (unless earlier redeemed or repurchased) at the option of the holder for shares of the Company’s common stock at the initial conversion rate of 512.8205 shares of the Company’s common stock per $1,000 in principal amount of Notes, which is equivalent to an initial conversion price of approximately $1.95 per share. The maximum number of shares of common stock of the Company that may be issued through the conversion of the $65.0 million aggregate principal amount of the Notes is 44,520,547 shares, subject to anti-dilution adjustments.

Additional information is contained in Item 1.01 and is incorporated herein by reference.

Item 8.01 Other Events.

On February 19, 2015, the Company issued a press release announcing that it has closed its offering of the Notes. A copy of the press release is included herein as Exhibit 99.1 and is incorporated herein by reference.

The press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of, these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on February 19, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: February 19, 2015	By:	/s/ Pete Mangan
Pete Mangan
Chief Financial Officer

EXHIBIT LIST

Exhibit No.	Description

99.1	Press Release issued by the Company on February 19, 2015.